Exhibit 99.1

Reliance Global Group Projects Q2 2022 Revenue to Approximately Double
Compared to the Same Period Last Year

LAKEWOOD, N.J., August 2, 2022 — Reliance Global Group, Inc. (Nasdaq: RELI; RELIW) (“Reliance”, “we” or the “Company”), which combines artificial intelligence (AI) and cloud-based technologies with the personalized experience of a traditional insurance agency, today provided preliminary revenue guidance for the second quarter of 2022. The Company currently expects revenue for the second quarter of 2022 to approximately double compared to the same period last year.

Mr. Ezra Beyman, Chairman and CEO of Reliance, commented, “I am pleased to report that we expect year-over-year revenues will approximately double compared to the same period last year. This growth is due in part to the acquisitions of Barra & Associates and Medigap. Importantly, both of these businesses are experiencing strong organic growth since we acquired them earlier this year, further validating our buy-and-build strategy, as well as our ability acquire cash flow positive agencies at attractive multiples.”

“Since relaunching Barra & Associates as RELI Exchange, following the integration of our state-of-the-art InsurTech platform, we have witnessed unprecedented interest and demand from new agency partners. When we acquired Barra & Associates in April of this year, it was our intention and strategy to leverage their agent network to accelerate the growth of RELI Exchange. I could not be more pleased with the progress and receptivity from the agents. Specifically, we provide our agency partners the ability to generate instant and competitive insurance quotes for their customers from more than thirty insurance carriers, utilizing our own 5MinuteInsure.com platform, while reducing back-office burden and expenses by eliminating paperwork. In turn, this frees up agents to focus on selling policies. In just three short months, we have grown our agency partner channel by over 30%. We believe this reflects the scalability of our platform and we remain steadfast in our goal of building RELI Exchange into the largest agency partner network in the U.S.”

“At the same time, we are experiencing steady growth in Medigap. In July of 2022 alone , Medigap recorded nearly 800 new policies, an increase of more than 20% compared to January of 2022, the month in which we acquired them. Medicare supplemental insurance coverage represents a tremendous growth opportunity and we are executing on our strategy to aggressively expand their operations, as well as capitalize on cross-selling opportunities across our existing portfolio companies. Overall, we remain highly encouraged by the outlook for the business and look forward to providing further updates on our progress.”

About Reliance Global Group, Inc.

Reliance Global Group, Inc. (NASDAQ: RELI, RELIW) is combining advanced technologies, with the personalized experience of a traditional insurance agency model. Reliance Global Group’s growth strategy includes both an organic expansion, including through 5minuteinsure.com, as well as acquiring well managed, undervalued and cash flow positive insurance agencies. Additional information about the Company is available at https://www.relianceglobalgroup.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. n In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions and include statements such as revenue for the second quarter of 2022 to approximately double compared to the same period last year, year-over-year revenues approximately double compared to the same period last year, the intention and strategy to leverage Barra & Associates network to accelerate the growth of RELI Exchange, the scalability of the Company’s platform, the goal of building RELI Exchange into the largest agency partner network in the U.S., Medicare supplemental insurance coverage representing a tremendous growth opportunity and providing further updates on our progress. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission and elsewhere and risk as and uncertainties related to: the Company’s ability to generate the revenue anticipated, the ability to accelerate the RELI Exchange, the ability to grow the RELI Exchange into the largest agency partner network in the U.S., the ability to take advantage of the Medicare supplemental insurance coverage growth opportunity. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the Company’s Quarterly Reports on Form 10-Q, the Company’s recent Current Reports on Form 8-K and subsequent filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Crescendo Communications, LLC
Tel: +1 (212) 671-1020
Email: RELI@crescendo-ir.com